Exhibit 99.1

     TELULAR CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE FIXED WIRELESS UNIT
                             OF CSI WIRELESS, INC.

VERNON HILLS, Ill., April 24 /PRNewswire-FirstCall/ --Telular Corporation (Nasdaq: WRLS), a leader in fixed wireless technology, announced today that it has entered into a Definitive Agreement for the purchase of substantially all of the assets of the Fixed Wireless business of CSI Wireless, Incorporated, the Calgary-based designer and manufacturer of advanced wireless and GPS products.

The closing under the agreement is subject to third-party consents and other conditions to closing.

Telular expects this transaction to be accretive to its bottom line performance for the full fiscal year 2006 and beyond. The purchase price would include $3.4 million in cash and $6.0 million in Telular common stock at closing. The agreement also includes an earn-out structure based on future performance that could result in additional consideration of up to 1,159,047 shares of Telular common stock.

"This strategic acquisition positions Telular as the premier provider of cellular fixed wireless. With this transaction we will strengthen our position in two principal technologies - GSM and TDMA. It will also bring to Telular a strong portfolio of customers and sales channels with established revenues. Telular has long admired the CSI development team for its capabilities and its growing distribution expertise. Adding these resources to the Telular team moves us toward our goal to be the world leader in fixed wireless technologies. This move is consistent with our overall market strategy to gain scale in the fixed wireless market through strong organic growth and strategic non-organic acquisitions that increase shareholder value," said Michael Boyle, president and chief executive officer of Telular Corporation.

"We are confident about Telular's plans for the Fixed Wireless markets and both agreed that the businesses would benefit from consolidation. By combining the complementary strengths of both businesses Telular is positioned to be the strongest performer in this market," said Stephen Verhoeff, president and chief executive officer of CSI Wireless, Inc.

About Telular

Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world's leading cellular standards (CDMA, GSM, TDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Delhi, Dubai, Johannesburg, London, Mexico City, Miami, Singapore and Warsaw. For further company information, visit Telular at http://www.telular.com.

About CSI Wireless

CSI Wireless designs and manufactures innovative, cost-effective, wireless and GPS products for applications in agriculture, marine and other markets. CSI is a leader in several high-growth markets including precision agriculture guidance, and desktop cellular telephones. The Company owns leading brand names, numerous patents, and other intellectual property. It has licensed its technology to manufacturers of chipsets, GPS receivers and cellular handsets. The Company's head office is in Calgary, Alberta, and it has major product development, sales and marketing facilities in California's Silicon Valley, Arizona, Kansas and Texas. For more information about CSI, go to http://www.csi-wireless.com.

Please be advised that some of the information in this release presents the Company's intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the fiscal year ended September 30, 2005. Copies of these filings may be obtained by contacting the Company or the SEC.


SOURCE  Telular Corporation
    -0-                             04/24/2006
    /CONTACT: Jeffrey L. Herrmann, Executive Vice President of Telular Corporation, +1-847-247-9400, or Fax: +1-847-247-0021, jherrmann@telular.com /
    /Web site:  http://www.telular.com
                http://www.csi-wireless.com /
    (WRLS)